Exhibit 10.8

LYELL IMMUNOPHARMA, INC.

OFFICER SEVERANCE PLAN

The Lyell Immunopharma, Inc. Officer Severance Plan is established as of the Effective Date. The purpose of the Plan is to provide severance and/or accelerated vesting benefits to certain eligible employees of Lyell Immunopharma, Inc. who incur a Qualifying Termination as described herein. Except with respect to individually negotiated employment contracts or agreements with the Company providing severance benefits that an Eligible Employee has not agreed to forgo, this Plan supersedes any severance plan, policy or practice with respect to Qualifying Terminations, whether formal or informal, written or unwritten, previously announced or maintained by the Company. This Plan document also is the Summary Plan Description for the Plan.

SECTION 1. DEFINITIONS. As hereinafter used:

1.1 “Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.

1.2 “Benefits Schedule” has the meaning set forth in 2.3.

1.3 “Board” means the Board of Directors of the Company.

1.4 “Cause” means, with respect to any Eligible Employee, (i) “Cause” as defined in the applicable Employment Agreement between the Eligible Employee and the Company; or (ii) in the absence of any definition of “Cause” contained in such Employment Agreement, (a) Eligible Employee is indicted for, convicted of, or pleads guilty or nolo contendre to, a felony or crime involving moral turpitude; (b) Eligible Employee engages in conduct that constitutes willful gross negligence, willful misconduct, or unsatisfactory performance in carrying out the Eligible Employee’s duties under the Eligible Employee’s Employment Agreement, and, if curable, such breach remains uncured following fifteen (15) days prior written notice given by the Company to the Eligible Employee specifying such conduct; (c) Eligible Employee has breached any covenant or any material provision of any agreement with the Company, including among other things, a willful and material breach of written Company policy, and, if curable, such breach remains uncured following fifteen (15) days’ prior written notice specifying such breach given by the Company to the Eligible Employee; (d) Eligible Employee’s material violation of federal law or state law that the Board reasonably determines has had or is reasonably likely to have a material detrimental effect on the Company’s reputation or business; or (e) Eligible Employee’s act of fraud or dishonesty in the performance of the Eligible Employee’s job duties.

1.5 “Change in Control” means any transaction or series of related transactions pursuant to which any individual or entity acquires (a) more than fifty percent (50%) of the issued and outstanding equity securities of the Company or (b) all or substantially all of the assets of the Company (in either cases, whether by merger, consolidation, sale, exchange, issuance, transfer or redemption of the Company’s equity securities by sale, exchange or transfer of the Company’s consolidated assets or otherwise), provided that, where applied to compensation subject to Section 409A, any acceleration of or change in payment shall only apply (if required by Section 409A) if the corporate transaction is also a change in control event described in Treasury Regulation 1.409A-3(i)(5).

1.6 “Change in Control Protection Period” means the period beginning on a Change in Control and ending on the first anniversary thereof.

1.7 “Code” means the Internal Revenue Code of 1986, as amended.

1.8 “Committee” means the Compensation Committee of the Board, or a delegate thereof, which in each case is also referred to under the Plan as the “Plan Administrator”.

1.9 “Company” means Lyell Immunopharma, Inc., a Delaware corporation, and any successors thereto.

1.10 “Effective Date” means July 29, 2019.

1.11 “Eligible Employee” means an employee of the Company who holds the title of VP or above and (i) is designated by the Plan Administrator, in its sole discretion, to be eligible for severance benefits under the Plan, and (ii) if applicable, agrees to forgo severance benefits provided under an individually negotiated employment contract or agreement with the Company relating to severance or change in control benefits. The Plan Administrator shall make the determination of whether an employee is an Eligible Employee, and such determination shall be binding and conclusive on all persons. The Plan Administrator shall maintain a current schedule of Eligible Employees with the General Counsel of the Company or such other Company officer as may be designated by the Plan Administrator. Temporary employees and independent contractors are not eligible to participate in the Plan.

1.12 “Employment Agreement” means an agreement entered into between the Company and an individual with respect to their employment with the Company that is expressly titled an “Employment Agreement,” as such agreement may be amended or restated from time to time.

1.13 “Good Reason” means (a) that the Eligible Employee, without the Eligible Employee’s express, written consent, has incurred a material reduction in authority, title, duties or responsibilities at the Company or a successor employer (with respect to a termination in connection with a Change in Control, relative to the Eligible Employee’s authority, title, duties or responsibilities immediately prior to the Change in Control); (b) that the Eligible Employee, without the Eligible Employee’s express, written consent, has suffered a material breach of the Eligible Employee’s Employment Agreement by the Company or a successor employer; (c) that the Eligible Employee, without the Eligible Employee’s express, written consent, has been required to relocate or travel more than fifty (50) miles from the Eligible Employee’s then current place of employment in order to continue to perform the duties and responsibilities of the Eligible Employee’s position (not

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including customary travel as may be required by the nature of the Eligible Employee’s position); or (d) that the Eligible Employee, without the Eligible Employee’s express, written consent, has been directed by the Board to violate knowingly and intentionally any material state, federal or foreign law, rule or regulation applicable to the Company. Termination of employment by the Eligible Employee will not be for Good Reason unless (1) the Eligible Employee notifies the Company in writing within thirty (30) days of the initial existence of such condition (which notice specifically identifies such condition), (2) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (3) the Eligible Employee actually terminates employment immediately after the expiration of the Remedial Period and before the Company remedies such condition. If the Eligible Employee terminates employment before the expiration of the Remedial Period or after the Company remedies the condition (even if after the end of the Remedial Period), then the Eligible Employee’s termination will not be considered to be for Good Reason.

1.14 “Parachute Amount” has the meaning set forth in Section 2.7.

1.15 “Plan” means the Lyell Immunopharma, Inc. Officer Severance Plan and Summary Plan Description, as set forth herein, as it may be amended from time to time.

1.16 “Plan Administrator” has the meaning set forth in Section 1.8.

1.17 “Pre-Change in Control Protection Period” means the period beginning three (3) months prior to a Change in Control.

1.18 “Reduced Amount” has the meaning set forth in Section 2.7.

1.19 “Release Effective Date” has the meaning set forth in Section 2.8.

1.20 “Section 409A” has the meaning set forth in Section 2.9.

1.21 “Qualifying Termination” means the termination of an Eligible Employee’s employment by the Company without Cause or a resignation by the Eligible Employee for Good Reason. The termination of Tier II and Tier III Employees must also occur during the Change in Control Protection Period to be a Qualifying Termination. The transfer of an Eligible Employee’s employment following a Change of Control from the entity resulting from the Change in Control to an Affiliate thereof shall not, in and of itself, constitute a Qualifying Termination.

1.22 “Severance Pay” has the meaning set forth in 2.3.

1.23 “Termination Date” means the date on which an Eligible Employee incurs a Qualifying Termination.

1.24 “Tier I Employee” means any Eligible Employee who prior to the Termination Date or a Change in Control was identified by the Company as a CEO Report or C-Suite executive, except for the CEO (who, for the avoidance of doubt, is excluded from this Plan).

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1.25 “Tier II Employee” means any Eligible Employee who prior to a Change in Control was identified by the Company as an SVP or otherwise designated as a Tier II Employee by the CEO or President.

1.26 “Tier III Employee” means any Eligible Employee who prior to a Change in Control was identified by the Company as a VP.

SECTION 2. SEVERANCE BENEFITS

2.1 Generally. Subject to the terms of the Plan, each Eligible Employee shall be entitled to severance payments and/or benefits pursuant to applicable provisions of Section 2 of this Plan if the Eligible Employee incurs a Qualifying Termination and complies with the applicable requirements of the Plan.

2.2 Notice. Any Qualifying Termination effected by the Company following the Effective Date shall require ten (10) business days’ prior written notice; provided, however, that the Company may, in its sole discretion, pay the Eligible Employee in lieu of all or part of such notice period.

2.3 Severance Pay. Subject to the terms of the Plan, the Company shall provide “Severance Pay” to each Eligible Employee who incurs a Qualifying Termination equal to the amount listed in such Eligible Employee’s applicable tier level in the Schedule of Severance Benefits as attached to hereto as Schedule A (the “Benefits Schedule”). Severance Pay shall be paid in approximately equal installments in accordance with the Company’s regular payroll practices, provided that severance payments shall commence to be paid on the first regular payroll date of the Company that occurs after the Release Effective Date (a defined below), and the first payment thereof shall include a catch-up payment to cover amounts retroactive to the day immediately following the Termination Date. Notwithstanding the foregoing, any guaranteed bonus or discretionary bonus that the Company had determined to pay the Eligible Employee but which had not yet been paid as of the date of the Eligible Employee’s Qualifying Termination shall be paid in a lump sum on the next regularly scheduled payroll date following the date on which such Eligible Employee was terminated.

2.4 Benefits Continuation. If the Eligible Employee is eligible for and timely elects to continue receiving group medical and/or dental insurance under the continuation coverage rules of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), upon the Eligible Employee’s submission to the Company of evidence of the Eligible Employee’s and his or her dependent’s, if applicable, enrollment in COBRA, the Company will pay to the Eligible Employee, in accordance with the Company’s regular payroll practices, an amount equal, net of taxes, to the monthly employer contribution to the applicable health care benefits, as in effect on the Eligible Employee’s Termination Date, for a number of months equal to the number of months in the Eligible Employee’s COBRA continuation coverage period as set forth in the applicable tier level in the Benefits Schedule so long as the Eligible Employee has not become actually covered by the medical plan of a subsequent employer during any such month. This period of continued benefits shall run concurrently with (and shall count against) the Company’s obligation to provide continuation coverage pursuant to COBRA.

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2.5 Non-Duplication of Benefits. The benefits provided under the Plan are intended to satisfy, to the greatest extent possible, and not to provide benefits duplicative of, any and all statutory, contractual and collective agreement obligations of the Company in respect of the form of benefits provided under the Plan that may arise out of a Qualifying Termination, and the Plan Administrator will so construe and implement the terms of the Plan. If the Company or any Affiliate is obligated by law or by contract to provide severance pay or change in control benefits to an Eligible Employee, then the Eligible Employee may be required to waive, upon the Company’s request, any amounts payable pursuant to such legal or contractual obligation as a condition of receiving benefits under the Plan.

2.6 Vesting Acceleration. In the event of a Qualifying Termination during the Change in Control Protection Period, the Eligible Employee shall receive accelerated vesting with respect to the percentage of shares as set forth in the Eligible Employee’s applicable tier level in the Benefits Schedule (“Vesting Acceleration”) subject to each of such Eligible Employee’s then-outstanding and unvested equity awards which would otherwise become vested solely on the passage of time and such Eligible Employee’s continued service to the Company (which, for the avoidance of doubt will not include any such Company equity awards that would otherwise become vested in whole or in part based on the attainment of performance conditions or targets, which awards will be subject to the terms of their underlying award agreements). Tier I and Tier II Employees shall also receive Vesting Acceleration if the Eligible Employee’s employment by the Company is terminated without Cause or the Eligible Employee resigns for Good Reason during the Pre-Change in Control Protection Period.

2.7 Impact of Section 4999 Excise Tax: Maximum After-Tax Benefit Following a Change of Control. Except to the extent that a more favorable treatment is provided to an Eligible Employee by the Company in writing, in the event that part or all of the consideration, compensation or benefits to be paid to an Eligible Employee under this Plan or any other plan, arrangement or agreement applicable to such Eligible Employee, constitutes “excess parachute payments” under Section 280G(b) of the Code subject to an excise tax under Section 4999 of the Code (collectively, the “Parachute Amount”), the amount of excess parachute payments which would otherwise be payable to such Eligible Employee or for such Eligible Employee’s benefit shall be reduced to the extent necessary so that no amount of the Parachute Amount is subject to an excise tax under Section 4999 (the “Reduced Amount”); provided that such amounts shall not be so reduced if, without such reduction, such Eligible Employee would be entitled to receive and retain, on a net after-tax basis (including, without limitation, after any excise taxes payable under Section 4999), an amount of the Parachute Amount which is greater than the amount, on a net after-tax basis, that such Eligible Employee would be entitled to retain upon receipt of the Reduced Amount. All determinations with respect to the Parachute Amount shall be made by a nationally recognized certified public accounting firm or other firm that is retained and paid by the Company for such purpose prior to the Change in Control, which firm shall not, without such Eligible Employee’s consent, be changed following the Change in

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Control. Such determinations shall be binding upon the Company and shall be made promptly following the Change in Control and as appropriate thereafter, in order to permit payment in accordance with the provisions of this Plan.

2.8 Release. No Eligible Employee who incurs a Qualifying Termination shall be eligible to receive any payments or other benefits under the Plan unless he or she first executes a release in favor of the Company in the form attached hereto as Annex A and the release becomes effective and irrevocable within sixty (60) days following the Eligible Employee’s Termination Date (such date the release becomes effective and irrevocable, the “Release Effective Date”); provided, however, that if the 60th day following the Termination Date falls in the calendar year following the year in which the Termination Date occurs, any payments or other benefits under the Plan shall be paid no earlier than January 1 of the calendar year following the year in which the Termination Date occurs.

2.9 Section 409A. It is intended that payments and benefits under this Plan will not subject Eligible Employees to taxation under Section 409A of the Code and the regulations thereunder (“Section 409A”) and, accordingly, this Plan shall be interpreted and administered to be either exempt from or in compliance therewith. Specifically, any taxable benefits or payments provided under this Plan are intended to be separate and distinct payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A, to the maximum extent possible. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A, if an Eligible Employee is a “specified employee,” as determined under the Company’s policy for identifying specified employees on the Eligible Employee’s Termination Date, then all amounts due under the Plan that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a separation from service within the meaning of Section 409A, and that would otherwise be paid or provided during the first six months following the Termination Date, shall be accumulated through and paid or provided on the first business day that is more than six months after the Termination Date (or, if the Eligible Employee dies during such six-month period, within 90 days after the Eligible Employee’s death). Notwithstanding anything contained herein to the contrary, an Eligible Employee shall not be considered to have terminated employment with the Company for purposes of any payments under this Plan which are subject to Section 409A until the Eligible Employee would be considered to have incurred a “separation from service” within the meaning of Section 409A. In no event may an Eligible Employee, directly or indirectly, designate the calendar year of any payment to be made under this Plan that is considered nonqualified deferred compensation. The Company makes no representation that any or all of the payments described in this Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Eligible Employee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

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SECTION 3. PLAN ADMINISTRATION.

3.1 The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.

3.2 The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

3.3 The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

SECTION 4. PLAN MODIFICATION OR TERMINATION.

The Plan may be terminated or amended by the Committee at any time; provided, however, that the Plan may not be terminated or amended during the Change in Control Protection Period or in respect of a Qualifying Termination that occurred prior to the amendment or termination of the Plan.

SECTION 5. GENERAL PROVISIONS.

5.1 Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

5.2 Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company or any subsidiary thereof, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

5.3 If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

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5.4 This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Company. If an Eligible Employee dies while any amount would still be payable to such Eligible Employee hereunder (following a Qualifying Termination), all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the severed employee’s estate.

5.5 The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

5.6 The Plan shall not be required to be funded unless such funding is authorized by the Board. Regardless of whether the Plan is funded, no Eligible Employee shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

5.7 Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

5.8 To the extent not preempted by federal law, which shall otherwise control, this Plan shall be construed and enforced according to the laws of the State of Delaware, without regard to its choice-of-law principles.

5.9 All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator.

SECTION 6. NOTICE.

Except as expressly provided otherwise herein, any notice, demand, consent, authorization or other communication that any Eligible Employee is required or may desire to give to or make upon the Company pursuant to the Plan shall be in writing and shall be effective, valid and duly given and received if hand delivered or sent by overnight delivery service, by facsimile, computer mail or other electronic mail, or by regular mail, postage prepaid, addressed to:

Lyell Immunopharma, Inc.

Attention: General Counsel

400 East Jaime Court, Ste. 301

South San Francisco, CA 94080

E-mail:

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Notice so given shall be deemed given and received if (a) by mail, on the fourth day after posting; (b) by facsimile, computer mail or other electronic mail or personal delivery, on the date of actual transmission, with evidence of transmission acceptance or verification, or (as the case may be) personal or other delivery; and (c) by overnight delivery courier, on the next business day following the day such notice is delivered to the overnight delivery courier service.

SECTION 7. EXECUTION.

To record the adoption of the Plan as set forth herein, Lyell Immunopharma, Inc. has caused its duly authorized officer to execute the same as of the Effective Date.

LYELL IMMUNOPHARMA, INC.:

By:	/s/ Liz Homans
Name:	Liz Homans
Title:	President

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SCHEDULE A

SCHEDULE OF SEVERANCE BENEFITS

Eligible Employee Tier Level	Severance Pay	COBRA Continuation Coverage Period	Vesting Acceleration
Tier I	12 months base salary and any guaranteed or accrued bonus as of the Termination Date	12 months	100%
Tier II	12 months base salary and any guaranteed or accrued bonus as of the Termination Date	12 months	100%
Tier III	9 months base salary and any guaranteed or accrued bonus as of the Termination Date	9 months	75%

ANNEX A

RELEASE AND SEPARATION AGREEMENT

This Release and Separation Agreement (this “Agreement”) is made and entered into by and between Lyell Immunopharma, Inc. (the “Company”), and the undersigned employee (“Employee”). All capitalized terms used in this Agreement that are not defined herein shall have the same respective meanings as set forth in the Lyell Immunopharma, Inc. Officer Severance Plan and Summary Plan Description, effective July 29, 2019 (the “Severance Plan”).

RECITALS

WHEREAS, Employee’s employment with the Company terminates effective as of [Termination Date];

WHEREAS, the Company presented Employee with this Agreement on [            ], 2019 (the “Presentation Date”);

WHEREAS, the Parties wish to resolve fully and finally any and all matters between them including any potential disputes regarding Employee’s employment with the Company or the termination thereof; and

WHEREAS, in order to accomplish this end, the Parties wish to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein and for other good and valuable consideration, including the consideration described in Section 3 of this Agreement, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.

Separation and Effective Date. Employee’s last day of employment with the Company was [                    ] (the “Separation Date”). [This Agreement shall become effective as of the execution date/This Agreement shall not become effective until the eighth (8th) day after Employee signs, without revoking, this Agreement] (the “Effective Date”). No payments due to Employee under this Agreement shall be made or begin before the Effective Date.

2.

Wage Acknowledgment. Employee acknowledges that, as of the Separation Date, Employee has been properly paid all wages, including bonus or incentive compensation, for all work performed for the Company.

3.	Consideration.

a.

In exchange for Employee timely signing and returning the Agreement to the Company [(and not thereafter timely revoking)], in each case following the Presentation Date, the release of claims in Section 4 below, the Company will provide Employee with the following amounts and benefits (the “Release Consideration”):

i.

[INSERT SEVERANCE PAYMENT], less applicable taxes, withholdings and deductions (the “Cash Severance Payment”), to which Employee is not otherwise entitled, within [[        ]/twenty-one (21)/forty-five (45)] business days following the date the Company receives an executed version of this Agreement from the Employee; and

ii.

provided that Employee timely and properly elects group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Employee may be permitted to continue participation in the Company’s group health plan by continuing to pay premiums to the Company at the contribution level in effect for active employees until the earliest of: (i) the expiration of [twelve (12)/[ALTERNATIVE NUMBER]] months following the Separation Date; (ii) the date Employee becomes covered under another employer’s health plan; or (iii) the expiration of the maximum COBRA continuation coverage period for which Employee is eligible under federal law.

b.

Employee understands, acknowledges, and agrees that these benefits exceed what Employee is otherwise entitled to receive upon Employee’s separation from employment with the Company, and are being given as consideration in exchange for executing this Agreement, including the general release contained herein.

c.

Employee Representations. Employee specifically represents, warrants, and confirms that Employee: has read this Agreement and agrees to the conditions and obligations set forth in it; has been advised to consult with an attorney of Employee’s choosing before signing this Agreement; knowingly, freely, and voluntarily assents to all of this Agreement’s terms and conditions including, without limitation, the waiver, release, and covenants; is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Employee is otherwise entitled; is not waiving or releasing rights or claims that may arise after Employee signs this Agreement; has not filed any claims, complaints, or actions of any kind against the Company with any court of law, or local, state, or federal government or agency; and has not engaged in and is not aware of any unlawful conduct relating to the business of the Company.

4.	General Release.

a.

In exchange for the Release Consideration provided in this Agreement, Employee, for Employee and for Employee’s affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, voluntarily, knowingly, and intentionally releases and discharges the Company, Parent, and each of its and their Affiliates, predecessors, successors, parents, subsidiaries, and assigns, and each of its and their respective officers, directors, principals, shareholders, board members, committee members, employees, agents, and attorneys, in their corporate and individual capacities, (collectively, the “Released Parties”) from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including, but not limited to, any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees) of every kind and description, whether known or unknown, from the beginning of time through the Effective Date (the “Released Claims”).

b.	The Released Claims include, but are not limited to,

i.

Any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the California Fair Employment and Housing Act, the California Constitution, the California Labor Code, any claim under Title 20 of the State Government Article of the Maryland Annotated Code, the Washington Industrial Welfare Act (IWA), the Washington Law Against Discrimination (WLAD), the Washington Family Leave Act (FLA), the Washington Leave Law, the Washington Minimum Wage Requirements and Labor Standards Act, Title 49 of the Revised Code of Washington, the Washington Equal Pay Opportunity Act (EPOA), the Washington Fair Chance Act (FCA), and including all of their respective implementing regulations and any other federal, state, local or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

ii.

Any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, wrongful or retaliatory discharge, fraud, defamation, negligent or intentional infliction of emotional distress, tortious interference with a contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, false imprisonment, nonphysical injury, personal injury or sickness, or any other harm;

iii.

Any and all claims for compensation of any type whatsoever, including but not limited to claims for wages, salary, bonuses, commissions, incentive compensation, vacation, sick pay, and severance that may be legally waived and released; and

iv.

Any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.

Notwithstanding the foregoing, the Released Claims and the ADEA Release in Section 6 (below) specifically exclude: (i) any rights to workers’ compensation, unemployment, or disability benefits under applicable law; (ii) any rights to file an unfair labor practice charge under the National Labor Relations Act; (iii) any rights to vested benefits under ERISA, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements; (iv) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, or other similar federal or state administrative agencies; (v) any rights based on any violation of any federal, state, or local statutory or public policy entitlement that may not be waived under applicable law, such as claims for unemployment benefits and workers’ compensation; (vi) any rights to indemnification, advancement, or contribution; and (vi) any claim that is based on any act or omission that occurs after the date Employee delivers Employee’s signature on this Agreement to the Company.

5.

Waiver of Section 1542. This Agreement is intended to be effective as a general release of and bar to all claims as stated in Section 4. Accordingly, Employee expressly waives all rights under Section 1542 of the California Civil Code (“Section 1542”) or any similar statute or common law doctrine under applicable law in any other jurisdiction. Section 1542 states as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED

PARTY.” Employee acknowledges that Employee may later discover claims or facts in addition to or different from those that Employee now knows or believes to exist with regard to the subject matter of this Agreement, and that, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Employee waives any and all claims that might arise as a result of such different or additional claims or facts.

6.

[Specific Release and Waiver of ADEA Claims. In further consideration of the payments and benefits provided to Employee in this Agreement, Employee irrevocably and unconditionally fully and forever waives, releases, and discharges the Company from any and all claims, whether known or unknown, from the beginning of time through the date of Employee’s execution of this Agreement arising under the Age Discrimination in Employment Act (“ADEA”) (the “ADEA Release”), as amended, and its implementing regulations. By signing this Agreement, Employee acknowledges and confirms that:

a.	Employee has read this Agreement in its entirety and understands all of its terms;

b.	Employee has been advised in writing to consult with an attorney of Employee’s choosing before signing this Agreement;

c.	Employee knowingly, freely, and voluntarily agrees to all of the terms and conditions in this Agreement including, without limitation, the waiver, release, and covenants;

d.	Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Employee is otherwise entitled;

e.

Employee was given at least [twenty-one (21)/forty-five (45)] days to consider the terms of this Agreement and consult with an attorney of Employee’s choice, although Employee may sign it sooner if desired;

f.

Employee understands that Employee has seven (7) days after signing this Agreement to revoke the release in this Section by delivering written notice of revocation to [NAME] at the Company, [ADDRESS] by [electronical mail or First Class mail] before the end of the this seven (7) day period; and

g.	Employee understands that the release in this Section does not apply to rights and claims that may arise after Employee signs this Agreement.]

[Specific information required to be provided to Employee under ADEA in connection with a group termination program is attached as Exhibit A.]

7.

No Admission of Liability. Nothing in this Agreement constitutes an admission of liability by the Company, any of the Released Parties or Employee concerning any aspect of Employee’s employment with or separation from the Company.

8.

Return of Property and Information. Employee represents and warrants that, prior to Employee’s execution of this Agreement, Employee will return to the Company any and all property, documents, and files, Work Product, including any documents (in any recorded media, such as papers, computer disks and other data storage devices, copies, photographs, and maps) that relate in any way to the Company or the Company’s business. Employee agrees that, to the extent that Employee possesses any files, data, Work Product, or information relating in any way to the Company or the Company’s business on any personal computer, device, or account, Employee will return to the Company and then delete those files, data, or information (and will retain no copies in any form). Employee also will return any tools, equipment, calling cards, credit cards, access cards or keys, any keys to any filing cabinets, vehicles, vehicle keys, and all other property in any form prior to the date Employee executes this Agreement.

9.

Cooperation. Employee agrees that after the Separation Date, Employee will reasonably cooperate with and assist the Company (a) to transition Employee’s job duties on an as-needed basis by responding to reasonable requests for information and answering questions, and (b) with any investigation, lawsuit, arbitration, or other proceeding to which the Company is subjected. Employee will make himself or herself available for preparation for, and attendance of, hearings, proceedings or trial, including pretrial discovery and trial preparation. Employee further agrees to perform all acts and execute any documents that may be necessary to carry out the provisions of this Section 9.

10.

Section 409A. It is intended that payments and benefits under this Agreement not subject Employee to taxation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, accordingly, this Agreement shall be interpreted and administered to be in compliance therewith. Any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A of the Code, or that qualify as “involuntary separation pay” within the meaning of Treas. Reg. §1.409A-1(b)(9) shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required to avoid an accelerated or additional tax under

Section 409A, amounts reimbursable to Employee under this Agreement shall be paid to Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred and the amount of expenses eligible for reimbursement during any one calendar year may not effect amounts reimbursable or provided in any subsequent calendar year. Notwithstanding anything herein to the contrary, in no event shall the timing of Employee’s execution of the release described in Section 4, directly or indirectly, result in the Employee designating the calendar year of payment, and if a payment that is subject to execution of the general release could be made in more than one taxable year, payment shall be made in the later taxable year. No interpretation or amendment of this Agreement shall require the Company to incur any additional costs or to reimburse Employee for any taxes or penalties that might be imposed upon the Employee as a result of Section 409A of the Code.

11.

Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect the validity of any other provisions hereof, which shall remain in full force and effect to continue to be binding on the Parties. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to affect the intent of the Parties to the fullest extent permitted by applicable law. Any claim by Employee against the Company shall not constitute a defense to enforcement by the Company.

12.

Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. The Employee shall not assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

13.

Third Party Beneficiaries. The Parties acknowledge and agree that each of the Released Parties, including, but not limited to, Parent and each of its Affiliates, is an intended third-party beneficiary of this Agreement and has the right to enforce and benefit from any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

14.

Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent that they are related in any way to the subject matter hereof or thereof, provided, however, that this Agreement shall not supersede the Employee’s obligations in the Employee’s Employment, Confidential Information and Invention Assignment Agreement with the Company, except to the extent that there is a conflict between such agreement and this Agreement, in which case the terms and conditions of this Agreement shall govern.

15.

Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the state of [the Employee’s residence on the Effective Date], without giving effect to its laws pertaining to conflict of laws. If any court or arbitrator of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

16.

Amendment and Waiver. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment, waiver, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. Waiver granted as to any one provision herein shall not constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

17.

Counterparts. This Agreement may be executed electronically. The Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. Photographic, computerized, electronic, PDF or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

18.

Acknowledgment of Full Understanding. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE BEFORE SIGNING THIS AGREEMENT. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

IN WITNESS WHEREOF, the Parties have entered into this Separation and Release of Claims Agreement on the date first above written.

[COMPANY]

By:
Name:
Title:

EMPLOYEE:

Name:
Date:

[Signature Page to Separation and Release of Claims Agreement]

Exhibit A

OWBPA Disclosures to General Release in Separation and Release Agreement

The Older Workers Benefit Protection Act (OWBPA) requires that employers provide specific information to employees who are 40 years of age or older and asked to execute a release of claims in connection with a group termination program. This document provides this information.

The class, unit, or group of individuals covered by the program includes [all employees/[SPECIFIC EMPLOYEE GROUP]] in the [OFFICE/DEPARTMENT/AREA] who will be [terminated/offered an exit incentive] [ANY TIME LIMITS APPLICABLE TO THE PROGRAM]. [All employees/[SPECIFIC EMPLOYEE GROUP]] in the [OFFICE/DEPARTMENT/AREA] are eligible for the program. [Eligibility factors include [ANY ELIGIBILITY FACTORS].] The following is a list of the ages and job titles of employees who were and were not selected for termination and offered consideration for signing a waiver:

JOB TITLE	AGE	SELECTED	NOT SELECTED